EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer (714) 889-2200

	Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. RAISES SECOND QUARTER SALES AND EARNINGS GUIDANCE

– 2Q03 EPS Expected From $0.38 to $0.39 Versus First Call Consensus of $0.36 –

– Sales and Gross Margin Strong in The Americas and Europe –

     HUNTINGTON BEACH, CALIFORNIA, May 13, 2003 — - — Quiksilver, Inc. (NYSE:ZQK), today announced that it expects second quarter fiscal 2003 sales to range between $257 million and $259 million, compared to $187 million for the same period last year. The Company also stated that after adjusting for the two-for-one stock split that took effect May 9, 2003, it expects fully-diluted earnings per share to range from $0.38 to $0.39, versus the current First Call consensus estimate of $0.36, and compared to $0.28 for the second quarter last year. Quiksilver Inc. plans to report actual results for its second quarter ended April 30, 2003 on June 5, 2003.

     Robert McKnight, Chairman and Chief Executive Officer of Quiksilver, Inc., said, “Our ability to achieve strong rates of sales and earnings growth, and once again exceed expectations, underscores the market-leading position of our brands, our excellent product design and quality, the broad diversification of our operations and our world-class execution. We continue to be encouraged about our business in the near term as our positive momentum continues. Longer term, our focus is on further building our position as the leading lifestyle brand for the youth market around the world.”

     Quiksilver, Inc.’s President, Bernard Mariette, added, “Our management teams around the world continue to execute in a challenging environment, further expanding the business while at the same time controlling operating costs. Our ability to exceed the current First Call consensus estimate by 6% to 8% and increase second quarter earnings per share by what is now

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forecasted to be more than 35%, demonstrates the ongoing strength and validity of our operating model.”

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle — driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel for young men and young women under the Quiksilver, Roxy, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, Supernatural Mfg. and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops and specialty stores that provide an authentic retail experience for our customers.

Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com,
http://www.roxy.com, and http://www.fidragolf.com